Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 6, 2008	Ginny Dunn
7:00 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED REPORTS THIRD QUARTER 2008
FINANCIAL RESULTS
ROCKVILLE, MD – November 6, 2008 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three- and nine-month periods ending September 30, 2008.
     Revenues for the third quarter 2008 were approximately $3,501,000 versus $3,520,000 for the comparable period a year ago. The Company reported a net loss for the third quarter of approximately ($3.4 million) or ($0.04) per share. This compares with a net loss of approximately ($3.0 million), or ($0.04) per share for the same period last year.
     Revenues for the nine months ended September 30, 2008 were approximately $3,501,000 versus $3,520,000 for 2007. Reported net loss for the first nine months of 2008 was ($21.3 million), or ($0.26) per share as compared to ($18.6 million) or ($0.23) per share for 2007. As of September 30, 2008, EntreMed had cash and short-term investments of approximately $28 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented, “We have estimated that the royalty revenue from sales of Thalomid® for the 3rd quarter will be $3.5 million and we expect royalty revenue for the year to increase over 2007 with Celgene’s acquisition of Pharmion Corporation. Research and development expenses for the third quarter declined versus the prior quarters in 2008 due in part to the decision made earlier in the year to discontinue the use of Panzem in oncology, but also impacted by a decreasing number of patients being treated with MKC-1 related to Phase 2 trials initiated in 2006 and 2007. We expect research and development expenses to trend down in the fourth quarter and into 2009 as we collect clinical data and evaluate each program to determine future clinical direction. At the end of the quarter we reported $27.9 million in cash and short-term investments, which together with anticipated royalty inflows, we believe will fund planned operations for at least the next 12 months.”

     James S. Burns, EntreMed President and Chief Executive Officer, commented, “We are actively pursuing partners for ENMD-2076 and Panzem® RA while continuing our clinical oncology programs, including the Phase 1b dose-escalation study in solid tumors for ENMD-2076. The outcome of our partnering initiatives and anticipated clinical progress will guide our priorities through year-end and into 2009. While we are reducing overall expenses, our clinical trials remain on schedule. We anticipate the presentation of clinical and preclinical data for MKC-1, ENMD-2076 and ENMD-1198 over the next several quarters.”
     Mr. Burns will present a Company overview at the Rodman & Renshaw 10th Annual Healthcare Conference, which will serve as the Company’s third quarter 2008 update. Mr. Burns’ presentation is scheduled for 2:25 p.m. (ET) on Tuesday, November 11, 2008 and will be web cast. To access the live presentation, visit the Company’s web site at www.entremed.com. An archive of the presentation will be available on the web site for approximately 90 days.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway, is currently in multiple Phase 2 clinical trials for cancer. ENMD-2076, a selective angiogenic kinase inhibitor, and ENMD-1198, a novel antimitotic agent are in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation, cell signaling and inflammation – processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-
(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2008	2007
Total revenues	$3,501,307	$3,520,259

Research and development	4,957,067	5,109,257

General and administrative	1,551,900	1,706,451

Acquired in-process research and development	0	0

Net Loss	(3,397,877)	(3,035,346)

Net Loss per share (basic and diluted) attributable to common shareholders	$(0.04)	$(0.04)

Weighted average number of shares outstanding (basic and diluted)	87,728,644	84,223,912
Nine Months Ended
September 30,

	2008	2007
Total revenues	$3,501,307	$3,520,259

Research and development	16,629,127	18,089,240

General and administrative	5,274,585	5,407,588

Acquired in-process research and development	2,000,000	0

Net Loss	(21,314,476)	(18,643,625)

Net Loss per share (basic) attributable to common shareholders	$(0.26)	$(0.23)

Weighted average number of shares outstanding (basic)	86,060,438	84,015,999

Cash and short-term investments	$27,871,889	$50,644,261
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